Exhibit 23.1

Reznick Group, P.C.	Tel: (301) 652-9100
7700 Old Georgetown Road	Fax: (301) 652-1848
Suite 400	www.reznickgroup.com
Bethesda, MD 20814-6224

CONSENT OF REZNICK GROUP, P.C.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to this incorporation by reference in this Registration Statement on Form S-3 of our report dated March 27, 2008, which appears on page 55 of the annual report on Form 10-K of RegeneRx Biopharmaceuticals, Inc. for the year ended December 31, 2007, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Reznick Group, P.C.

Bethesda, Maryland

May 6, 2008

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